Exhibit 10.6

Ref: HEAL/2024/fl140

24th July, 2024

Cre8 (Greater China) Limited
1/F, China Building,	BY EMAIL AND BY HAND
29 Queen’s Road Central,
Hong Kong
Attn: Ms. Mazi Wong

Dear Sirs,

Re:	The whole of the 1/F of China Building,
29 Queen’s Road Central, Hong Kong (“the Premises”)

We act for and on behalf of the landlord of the Premises, Trillium Investment Limited (“the Landlord”).

With reference to the recent discussion between your Ms. Mazi Wong and our Mr. Gary Lee, we are pleased to offer you, on behalf of the Landlord, a tenancy renewal of the Premises on the following terms and conditions:-

1.	Landlord

Trillium Investment Limited.

2.	Tenant

Cre8 (Greater China) Limited.

3.	Premises

The whole of the 1/F of China Building, 29 Queen’s Road Central, Hong Kong as shown coloured pink and pink hatched black on the attached floor plan for identification purpose only.

4.	Term

The tenancy shall be for a fixed term of three (3) years commencing on 1st February, 2025 and expiring on 31st January, 2028 (both days inclusive).

5.	Rental

HK$750,414.00 per month exclusive of Government rent, Government rates, service charges and other outgoings (if any).

6.	Service Charges

Currently at HK$138,311.60 per month, subject to adjustment by the Landlord as and when required.

Standard hours of air-conditioning supply will be from 08:00 hours to 18:30 hours daily from Mondays to Fridays and 08:00 hours to 13:30 hours for Saturdays. No standard hours of air- conditioning supply are provided on Sundays and Public Holidays.

The additional air-conditioning charges are as follows:-

Mondays to Fridays	From 18:30 hours to 00:00 hours	HK$330.00 per hour (subject to review)
	From 00:01 hours to 08:00 hours	HK$430.00 per hour
(subject to review)
Saturdays	From 13:30 hours to 00:00 hours	HK$330.00 per hour
(subject to review)
	From 00:01 hours to 08:00 hours	HK$430.00 per hour
(subject to review)
Sundays and Public Holidays	From 08:00 hours to 00:00 hours	HK$330.00 per hour (subject to review)
	From 00:01 hours to 08:00 hours	HK$430.00 per hour
(subject to review)

Application shall be made to the Building Manager at least one working day before requisition of extra air-conditioning service hours. The minimum charge for every request shall be of one hour (less than one hour will be counted as one hour). Half an hour will be the basic unit after the first one hour.

7.	Tenancy Deposit

HK$5,332,353.60 which is equivalent to six (6) month s’ rental and service charges. The existing tenancy deposit currently held by the Land lord is HK$6,391,761.60 which part of the sum in an amount of HK$5,332,353.60 shall be transferred to this tenancy as the tenancy deposit. The surplus of the tenancy deposit in the sum of HK$1,059,408.00 shall be credited towards the first month’s rental payable under the renewal tenancy.

Meanwhile, the Tenant shall be required, if necessary, to top up the Tenancy Deposit to an amount equivalent of six (6) months’ rental and service charges when such charges are increased pursuant to the terms and provision of the Tenancy Agreement.

8.	Government Rent and Government Rates

To be borne by the Tenant.

9.	Usage

As an office.

10.	Government Regulations

It shall be the Tenant’s responsibility to obtain all necessary approvals, consents, licences, or permits, as the case may be, from the relevant Government authorities related to the use of the Premises and the Tenant shall ensure that all appropriate approvals, consents, licences or permits of any Government authorities are obtained prior to the commencement of the use of the Premises by the Tenant.

11.	Legal Costs

Each party shall be responsible for its own legal costs. However, the Tenant shall be responsible for paying the administration fee of HK $2,15 0.00 charged by the Legal Department of the Landlord for the preparation of the tenancy agreement (the “Tenancy Agreement”).

12.	Stamp Duty, Registration Fee and Other Disbursements

To be borne by the Landlord and the Tenant in equal shares

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13.	Reinstatement

Upon the expiry or sooner determination of the tenancy, the Tenant shall at its own costs and expense and to the satisfaction of the Landlord:-

(i)	reinstate and make good the portion of the Premises as shown coloured pink on the attached floor plan to a “bare shell” condition together with the Landlord’s standard provisions including but not limited to the air-conditioning system (i.e. VAV box with thermostat control connecting with Building’s air-conditioning supply air ducts on an open plan layout) and automatic fire sprinkler system in accordance with the Landlord’s standard specifications on an open plan layout.

(ii)	reinstate and make good the portion of the Premises as shown coloured pink hatched black on the attached floor plan to its original condition as at the date when the same is first handed over to the Tenant.

14.	Access to Plant Rooms

During the term of tenancy, the Tenant shall permit the Landlord and all persons authorized by it at all times upon prior appointment to enter the Premises for access to and egress from the plant rooms located on the 1/F of the Building (“the Plant Rooms”), which are shown coloured green on the attached floor plan for identification purposes only, to view the state of repair of the Landlord’s installation and to carry out any repair and/or maintenance and/or replace work thereto as the Landlord shall consider necessary and for such purposes the Tenant shall at all times upon prior appointment during the term of tenancy to afford the Landlord and all persons authorized by it with proper access to the Plant Rooms provided that in the event of any emergency the Landlord or its officers, servants or agents may enter without notice and forcibly if need be. In case proper access is being obstructed, the Landlord and/or all persons authorized by the Landlord shall be entitled to clear such obstructions or modify the same as it or they shall think fit at the Tenant’s cost and expense without being responsible for any loss or damage caused to the Tenant or any person(s) in connection with such clearance or modification.

15.	Male and Female Washrooms

(i)	The Landlord shall be responsible for the daily cleaning, repair and maintenance of the Male and Female Washrooms located on the 1/F of the Building (collectively referred to as “the Wash rooms”), which are shown coloured yellow on the attached floor plan for identification purposes only, during the term of the tenancy.

(ii)	The Tenant shall permit the Landlord and all persons authorized by it at all times upon prior appointment to enter the Premises for access to and egress from the Washrooms during the term of the tenancy to view the state of repair of the Landlord’s installation and to carry out any repair and/or maintenance and/or replace work thereto as the Landlord shall consider necessary and for such purposes the Tenant shall at all times upon prior appointment during the term of tenancy to afford the Landlord and all persons authorized by it with proper access to the Washrooms provided that in the event of any emergency the Landlord or its officers, servants or agents may enter without notice and forcibly if need be.

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16.	Sale & Redevelopment Clause

It is hereby agreed that notwithstanding anything herein contained and any law to the contrary, at any time during the term if the Landlord shall resolve to sell the Premises or resolve to re- develop the Premises or China Building (the “Building”) or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise or amend change or alter the layout or configuration of the Premises or the Building or any part thereof, then in any of such events the Landlord shall have the right at any time during the term upon giving six month s’ prior written notice in writing to the Tenant to terminate the letter of agreement or the tenancy agreement and the agreement and the said term shall determine upon the expiration of the termination notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations set out in the tenancy agreement. The Tenant shall deliver vacant possession of the Premises to the Landlord upon the expiration of the termination notice and shall not be entitled to claim any damages or compensation in respect of such early termination.

For the purpose of this clause and agreement, the said term shall be deemed to include any extended term hereunder, whether created by virtue of the Tenant’s exercise of its optional right(s) (if any) or otherwise, and the termination notice can expire at any time during the said term.

The clause which provides that Landlord shall have the right to terminate the tenancy as aforesaid to be inserted in the Tenancy Agreement of the Premises shall follow the Landlord’s standard clause to such effect applicable at the time immediately before the commencement of the term.

17.	Full Agreement

(a)	This Agreement supersedes any and all previous representations, arrangements, understandings and agreements between the parties (whether by themselves or through their respective agents and whether written or oral) relating to the Premises and/or any tenancy of the Premises and constitutes the entire, complete and exclusive agreement and understanding between them relating to the tenancy of the Premises and there are no other express terms (whether by themselves or through their respective agents and whether written or oral) or implied terms agreed between them Unless otherwise agreed or confirmed by the parties in writing after the date of this Agreement, this Agreement cancels any and all previous representations, arrangements, understandings and agreements between the patties (whether by themselves or through their respective agents and whether written or oral) relating to the Premises and/or any tenancy of the Premises. This Agreement also cancels and nullifies any and all rights of either party arising against the other by virtue of all or any of such previous representations, arrangements, understandings and agreements or the provisions thereof, notwithstanding the existence of any provision in any such previous agreement that such rights or provisions shall survive the termination of such previous agreement .

(b)	Each party acknowledges that in entering into this Agreement, it is not relying upon any representation, arrangement, understanding, agreement, warranty, undertaking, promise or assurance made or given by the other or any other person (whether by themselves or through their respective agents and whether written or oral) at any time prior to the execution of this Agreement which is not expressly set out in this Agreement.

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18.	Confidentiality Agreement

The Tenant would be required to sign a Confidentiality Agreement (copy attached in duplicate) for not disclosing the property information in respect of the concerned rental package of the Premises to be proposed and/or to be mutually agreed by the Landlord and the Tenant.

The Tenant undertakes that it shall and shall procure that its employees, servants and agents (“Personnel”) shall hold in confidence and not disclose any terms and conditions contained hereunder (“the Confidential Information”) to any third party without the prior written consent of the Landlord and shall limit access to the Confidential Information only to such Personnel who have a need to know the Confidential Information in the course of the performance and observance of the tenancy hereby created. The Tenant agrees that in the event of any breach of this clause, the Landlord shall have the right to terminate the tenancy and the deposit paid hereunder shall be absolutely forfeited to the Land lord or, at the option of the Landlord, shall be used to set off all loss and damage sustained by the Landlord without prejudice to the Landlord’s right of action or any remedy to claim for damages arising from such breach over and above the said deposit.

19.	Other Terms & Conditions

i)	During the term of the tenancy, the Landlord shall reserve the right to carry out all necessary upgrading works to the Premises in order to meet the latest fire-prevention standards required by the Building Authority and Fire Service Department.

ii)	If the Tenant shall fail to promptly pay the rent and/or other charges and/or other moneys payable under the tenancy, the Landlord shall be entitled, inter alia, to recover from the Tenant as a debt interest calculated at the rate of 1.25% per month on the rent and /or other charges in arrears and/or other moneys unpaid or any part thereof from the date due for payment to the date of actual payment.

iii)	The Tenant expressly acknowledges that if at any time during the term of the tenancy, a pedestrian footbridge and/or pedestrian footbridge network and/or infrastructure of whatever nature so required for construction by the Hong Kong SAR Government (“the Scheme”), shall be constructed across Queen’s Road Central and/or Theatre Lane and/or Pedder Street, linking China Building (“the Building”) with any other buildings, and/or other part(s) of pavement or roadwork, whether in the vicinity or otherwise, the Landlord shall have the absolute and unfettered right to carry out any work as an integral part of and/or in association with the Scheme in, on, at any part or parts of the Building and the Premises, including but not limited to the construction of structures, columns, beam s, associated with the Scheme, and the Landlord shall reserve the right to designate and/or re-designate, whether in conjunction with other co-owners of the Building, such part or parts of the Building or the Premises (as the case may be) as common areas of the Building and from time to time carry out, execute and /or complete any act or thing ancillary or incidental to the said Scheme.

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The Tenant shall not obstruct any work, act or thing carried out, executed or completed by the Land lord, its servants, agents or contractors pursuant to this Clause or claim against the Land lord any compensation, loss or damages directly or indirectly sustained by the Tenant as a result thereof including without limitation any alleged nuisance or interference or disturbance with the Tenant’s user of the Premises and/or any loss of business and no rent or other payment due to the Landlord shall be reduced or shall abate on account thereof, save and except that in the event that the leased area of the Premises shall be reduced as a result of the construction of the Scheme, the monthly rental and service charges payable by the Tenant will be reduced on a pro rata basis thereof.

iv)	If the Tenant fails for whatsoever reason to sign and return the Tenancy Agreement (in which respect time shall be of the essence) or to comply with any of the terms of this letter, the Landlord shall have the right to terminate the tenancy and to re-enter upon the Premises or any pat1 thereof whereupon the tenancy deposit and advance payment, if applicable, paid hereunder shall be absolutely forfeited to the Landlord without prejudice to the right of the Landlord to claim from the Tenant any further damage it may suffer over and above the said deposit and the Landlord shall be at liberty to relet the Premises to any third party without further notice to the Tenant.

v)	Notwithstanding anything whatsoever contained in this letter including Clause 19(vi), if the Tenant fails to promptly pay the rent and/or other charges and/or other moneys payable under the tenancy, the Landlord shall be entitled, inter alia, to disconnect or discontinue the supply of services to the Premises and/or to the Tenant such as water, electric power, management services and air-conditioning services forthwith without prior notice to the Tenant.

vi)	Subject to and without prejudice to the Landlord’s rights under this letter including Clause 19(v) and provided that the Tenant promptly pays the rent and other charges payable under the tenancy and complies with all the terms of this letter, the Tenant shall peaceably hold and enjoy the Premises during the term of the tenancy without interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

vii)	The Tenant shall pay to the Landlord’s agent, Hutchison Estate Agents Limited (“HEAL”), all deposits, rents, other charges and all other monies payable by the Tenant to the Landlord under this tenancy. The receipt by HEAL from the Tenant of any monies as aforesaid shall be a sufficient discharge of the Tenant’s obligation in respect of the payment of such monies.

viii)	Other terms and conditions of the tenancy in respect of the Premises shall follow the terms and conditions as contained in the specimen Tenancy Agreement attached. The Tenant shall sign a formal Tenancy Agreement within 7 days from the date of its receipt of the formal Tenancy Agreement from the Landlord. The form of the formal Tenancy Agreement shall follow the form of the specimen Tenancy Agreement attached. Upon the signing of the formal Tenancy Agreement by the parties, this offer letter shall be superseded by the formal Tenancy Agreement

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ix)	The Contracts (Rights of Third Parties) Ordinance (Cap.623) shall not apply to this tenancy agreement and unless specifically herein provided no person other than the parties to this tenancy agreement shall have any rights under it nor shall it be enforceable by any person other than the parties to it.

Meanwhile, the Landlord’s “Personal Data Statement to Customers” has been attached hereto and the Tenant fully acknowledges and understands the contents contained therein.

Please confirm your acceptance of the above offer by signing and returning to us the duplicate copy of this letter on or before 31st July, 2024, when we shall prepare the Tenancy Agreement for your execution.

Yours faithfully, For and on behalf of
HUTCHISON ESTATE AGENTS LIMITED	Acceptance confirmed by:

Fanny Leung
General Manager - Marketing & Leasing	Authorised Signature

FL/CC/GL/ML/jl	For and on behalf of
Cre8 (Greater China) Limited
Encl.
(1) Floor plan of 1/F, China Building
(2) Confidentiality Agreement	Date: 29 July 2024
(3) Specimen Tenancy Agreement
(4) Personal Data Statement

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Layer : PO121-1F-Hatch black

FOR IDENTIFICATION PURPOSE ONLY

CHINA BUILDING ON I.L. 2 3 1 7 FLOOR 1
DWG NO, • CB - IF SCALE
HWPL DRAWiMG OFFICE DATE
24-07-2024